MONEY MANAGER AGREEMENT

                                          Effective Date:        March 1, 2004
                           Termination Date:      2 Years after Effective Date

                                   Fund and Account:      ACCESSOR GROWTH FUND


Enhanced Investment Technologies LLC
2401 PGA Boulevard, Suite 100
Palm Beach Gardens, FL 33410

        Re:     Accessor Funds, Inc. Money Manager Agreement

Ladies and Gentlemen:

        Accessor Funds, Inc., a Maryland corporation ("Accessor Funds"), is an open-end management investment company of the series type registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and subject to the rules and regulations promulgated thereunder. Accessor Funds issues shares in separate diversified portfolios, each with a different investment objective and policies.

        Accessor Capital Management LP, a Washington limited partnership (the "Manager"), acts as the manager and administrator of Accessor Funds pursuant to the terms of a Management Agreement, and is an "investment adviser" as that term is defined in Section 2(a)(20) of the 1940 Act, to Accessor Funds. The Manager is responsible for the day-to-day management and administration of Accessor Funds and for the coordination of investments of each portfolio's assets; however, specific portfolio purchases and sales for each portfolio's investment portfolio, or a portion thereof, are to be made by the portfolio management organizations recommended and selected by the Manager, subject to the approval of the Board of Directors of Accessor Funds (the "Board").

         1. Appointment as a Money Manager. The Manager and Accessor Funds hereby appoint and employ Enhanced Investment Technologies, LLC, a Delaware limited liability company (the "Money Manager"), as a discretionary money manager to Accessor Funds' Growth Fund, on the terms and conditions set forth herein. The Manager determines from time to time that portion of the assets of the Growth Fund that are to be assigned to the Money Manager (the "Account"). The Account and those assets of the Growth Fund managed by the Manager or another money manager as determined by the Manager are referred to as the "Fund".

         2. Acceptance of Appointment; Standard of Performance. The Money Manager accepts the appointment as a discretionary money manager and, subject to the provisions of Section 12 hereof, agrees to use its best professional judgment to make and implement investment decisions for the Fund with respect to the investments of the Account in accordance with the provisions of this Agreement. Money Manager makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Account or that the Account will perform comparably with any standard or index, including other clients of the Money Manager, whether public or private.

        3. Fund Management Services of the Money Manager.

                A. The Money Manager is hereby employed and authorized to select portfolio securities for investment by the Fund, to determine to purchase and sell securities for the Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Accessor Funds' operational procedures as it may be amended in writing by the parties from time to time. In providing portfolio management services to the Account, the Money Manager shall be subject to such investment restrictions as are set forth in the 1940 Act and rules thereunder, the supervision and control of the Board, such specific instructions as the Board may adopt and communicate to the Money Manager, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4, and instructions from the Manager. The Money Manager shall maintain on behalf of the Fund all accounts, books, records or other documents that are required to be maintained pursuant to the 1940 Act, and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), or any rule or regulation thereunder and Accessor Funds' policies and procedures (as may be amended and communicated to the Money Manager in writing from time to time). At the Fund's or the Manager's reasonable request (as communicated by the Board or the officers of such entities), the Money Manager will consult with the officers of Accessor Funds or the Manager, as the case may be, with respect to any decision made by it with respect to the investments of the Account.

                  B. The Money Manager shall be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Account. The Money Manager shall not be responsible for the preparation or filing of any reports required of the Account by any governmental or regulatory agency, except as expressly agreed to elsewhere in this Agreement or in writing.

                  C. The Money Manager shall have no responsibility to monitor limitations or restrictions outside of the parameters outlined in the then current Prospectus and Statement of Additional Information as applicable to the duties of the Money Manager. All such monitoring shall be the responsibility of the Manager.

        4. Investment Objectives, Policies and Restrictions. The Fund shall provide the Money Manager with a statement of the investment objectives and policies of Accessor Funds and any specific investment restrictions applicable thereto as established by Accessor Funds, including those set forth in its Prospectus as amended from time to time. Accessor Funds retains the right, on reasonable prior written notice to the Money Manager from Accessor Funds or the Manager, to modify any such objectives, policies or restrictions in any manner at any time. The Money Manager shall have no duty to investigate any instructions received from Accessor Funds, the Manager, or both, and, absent manifest error, such instructions shall be presumed reasonable.

        5. Transaction Procedures. All transactions will be consummated by payment to or delivery by Accessor Funds' custodian (the "Custodian"), or such depositary or agents as may be designated by the Custodian, as custodian for the Fund, of all cash and/or securities due to or from the Account, and the Money Manager shall not have possession or custody thereof or any responsibility or liability with respect thereto. The Money Manager shall advise the Custodian in writing or by electronic transmission or facsimile of all investment orders for the Fund placed by it with broker/dealers at the time and in the manner and as set forth in Accessor Funds' operational procedures, as may be amended and communicated to the Money Manager in writing from time to time. Accessor Funds shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Money Manager. Accessor Funds shall be responsible for all custodial arrangements and the payment of all custodial charges and fees and, upon the Money Manager giving proper instructions to the Custodian, the Money Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

        6. Allocation of Brokerage. The Money Manager shall have authority and discretion to select brokers/dealers, including affiliates of the Money Manager, and to establish brokerage accounts with such brokers to execute portfolio transactions initiated by the Money Manager, and for the selection of the markets on/in which the transaction will be executed; provided, however, that any transactions or dealings with an affiliated broker/dealer by the Money Manager shall comply with Rule 17e-1 of the 1940 Act and with the procedures of Accessor Funds and/or the Manager in all respects.

                A. In doing so, the Money Manager's primary objective shall be to select a broker/dealer that can be expected to obtain the best net price and execution for Accessor Funds. However, this responsibility shall not be deemed to obligate the Money Manager to solicit competitive bids for each transaction; and the Money Manager shall have no obligation to seek the lowest available commission cost to Accessor Funds, so long as Money Manager believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker or dealer can be expected to obtain the best price on a particular transaction and that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available by the broker/dealer to the Money Manager viewed in terms of either that particular transaction or of the Money Manager's overall responsibilities with respect to its clients, including Accessor Funds, as to which the Money Manager exercises investment discretion, notwithstanding that Accessor Funds may not be the direct or exclusive beneficiary of any such services or that another broker/dealer may be willing to charge Accessor Funds a lower commission on the particular transaction.

                B. Accessor Funds shall retain the right to request that transactions involving the Account that give rise to brokerage commissions in an annual amount of up to 50% of the Money Manager's executed brokerage commissions, shall be executed by broker/dealers which provide brokerage or research services to Accessor Funds or its Manager, or as to which an ongoing relationship will be of value to Accessor Funds with respect to the Fund, which services and relationship may, but need not, be of direct benefit to the Fund so long as (i) the Money Manager believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker/dealer can be expected to obtain the best price on a particular transaction and (ii) Accessor Funds determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to Accessor Funds, or to the Manager for the benefit of its clients for which it exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such service or that another broker/dealer may be willing to charge Accessor Funds a lower commission on the particular transaction. The Money Manager may reject any request for directed brokerage that is reasonably deemed to be inconsistent with the Money Manager's duty to seek best execution as described above.

                C. Accessor Funds agrees that it will provide the Money Manager with a list of broker/dealers which are "affiliated persons" of Accessor Funds and its other money managers. Upon receipt of such list, the Money Manager agrees that it will not execute any portfolio transactions with a broker/dealer which is an "affiliated person" (as defined in the 1940
        Act) of Accessor Funds or of any money manager for Accessor Funds unless it is in accordance with Rule 17e-1 of the 1940 Act and the procedures of Accessor Funds and/or the Manager.

                D. As used in this paragraph 6, "brokerage and research services" shall be those services described in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended.

        7. Transactions with Affiliated Persons of the Funds. The Money Manager is prohibited from consulting with the money manager of another Accessor Fund or the money manager of the portion of the Fund not managed by the Money Manager, if applicable, concerning transactions entered into by the Money Manager (or its affiliates) in accordance with Rule 17a-10, 17e-1, 12d3-1 and 10f-3 of the 1940 Act. Further, for the purposes of Rule 12d3-1 of the 1940 Act, where the Money Manager is one of multiple money managers managing a Fund, the Money Manager's responsibility to providing investment advice is limited to providing investment advice to the portion of the Fund over which it is appointed by Accessor.

        8. Proxies. Unless the Manager gives written instructions to the contrary, the Money Manager shall vote all proxies solicited by or with respect to the issuers of securities held by the Fund. The Money Manager shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders in accordance with the Money Manager's Proxy Voting Policies. The Manager shall provide to the Fund, upon request, a copy of its voting policies and procedures if it is required to adopt such policies and procedures. For the year beginning July 1, 2003 and ending June 30, 2004, and for each year thereafter, the Manager shall create and maintain, and provide to the Fund within 45 days after year-end and in an electronic format, the information required by Item 1 of Form N-PX under the 1940 Act if it casts any votes by proxy on any securities held by the Fund.

        9. Reports to the Money Manager. Accessor Funds and the Manager shall furnish or otherwise make available to the Money Manager such information relating to the business affairs of the Fund, including periodic reports concerning the Fund, as the Money Manager at any time, or from time to time, may reasonably request in order to discharge its obligations hereunder. The Money Manager shall not be responsible for Fund accounting, nor shall it be required to generate information derived from Fund accounting data.

        10. Fees for Services.

                A. The compensation of the Money Manager for its services under this Agreement shall be calculated and paid by Accessor Funds in accordance with Exhibit A attached hereto and incorporated by this reference herein. The Money Manager acknowledges that any such fee is payable solely out of assets of the Fund's Account.

                B. The Money Manager acknowledges that the index against which the Money Manager's performance is based (the "benchmark index"), as set forth on Exhibit B, attached hereto and incorporated herein by reference as may be amended from time to time, may be changed by the Board, including a majority of the directors who are not parties to this Agreement (as defined in the 1940 Act) or interested persons of any such party, upon at least one quarter's prior notice. The Money Manager acknowledges that a change in the benchmark index may alter the subsequent return of the index measure, but performance prior to the change in the benchmark index will continue to be based on the former benchmark index.

        11. Other Investment Activities of the Money Manager. Accessor Funds acknowledges that the Money Manager, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (the "Affiliated Accounts"). Subject to the provisions of paragraph 2 hereof, Accessor Funds agrees that the Money Manager and its affiliates may give advice, exercise investment responsibility and take other action with respect to the Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Account, provided that the Money Manager acts in good faith, and provided further that it is the Money Manager's policy to allocate, within its reasonable discretion, investment opportunities to the Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. Accessor Funds acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Account may have an interest from time to time, whether in transactions which may involve the Account or otherwise. The Money Manager shall have no obligation to acquire for the Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Account or otherwise.

        12. Certificate of Authority. Each of Accessor Funds, the Manager and the Money Manager shall furnish to the others from time to time certified copies of the resolutions of its Board of Directors, Board of Trustees, Managing Partner or executive committee, as the case may be, evidencing the authority of its officers and employees who are authorized to act on behalf of it.

        13. Limitation of Liability. The Money Manager shall not be liable for, and shall be indemnified by the Fund for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from Accessor Funds or the Manager; provided, however, that such acts or omissions shall not have resulted from the Money Manager's willful misfeasance, bad faith or gross negligence, violation of applicable law, or reckless disregard of its duty or of its obligations hereunder. The rights and obligations that are provided for in this Paragraph 13 shall survive the cancellation, expiration or termination of this Agreement.

        14. Confidentiality. Subject to the right of the Money Manager and Accessor Funds to comply with applicable law, including any demand or request of any regulatory or taxing authority having jurisdiction over it, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of the Money Manager, the Manager and Accessor Funds in respect thereof, other than any such information which is or hereafter becomes ascertainable from public or published information or trade sources. The rights and obligations that are provided for in this Paragraph 14 shall survive the cancellation, expiration or termination of this Agreement.

         The Manager acknowledges that, in order for it to understand the Money Manager's strategy (the "Large Cap Growth" strategy), the Manager has been exposed to certain confidential and proprietary information regarding these strategies, which information constitutes trade secrets (the "Confidential Information") belonging to the Money Manager. The Manager agrees not to disclose, or use for the benefit of itself or third parties, the Confidential Information without the prior written consent of the Money Manager. The obligations of the preceding sentence shall continue so long as the Confidential Information remains outside of the public domain.

         The Manger further agrees not to employ deliberately an investment strategy the primary purpose of which is to replicate the results of these strategies, including, but not limited to, purchasing shares of the same stocks as those in these strategies, in a similar number and in similar weightings as in these strategies.

        15. Use of the Money Manager's Name. Accessor Funds and the Manager agree to furnish the Money Manager at its principal office prior to use thereof copies of all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the public that refer in any way to the Money Manager, and not to use such material if the Money Manager reasonably objects in writing within three business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund and the Manager will continue to furnish to the Money Manager copies of any of the above-mentioned materials that refer in any way to the Money Manager, and will not use such material if the Money Manager reasonably objects in writing within three business days (or such other time as may be mutually agreed) after receipt thereof.

        16. Assignment. No assignment, as that term is defined in Section 2(a)(4) of the 1940 Act, of this Agreement shall be made by the Money Manager, and this Agreement shall terminate automatically in the event that it is assigned. The Money Manager shall notify the Manager and Accessor Funds in writing sufficiently in advance of any proposed change of control, as defined in
Section 2(a)(9) of the 1940 Act, to enable the Manager and Accessor Funds to consider whether an assignment, as that term is defined in Section 2(a)(4) of the 1940 Act, will occur, and to take the steps necessary to enter into a new money manager agreement with the Money Manager.

        17. Representations, Warranties and Agreements of the Fund. The Fund represents, warrants and agrees that:

                A. The Money Manager has been duly appointed by the Board to provide investment services to the Account as contemplated hereby.

                B. Accessor Funds will deliver to the Money Manager a true and complete copy of its current prospectus and statement of additional information as effective from time to time, such other documents or instruments governing the investments of Fund, and such other information as is necessary for the Money Manager to carry out its obligations under this Agreement.

                C. The organization of Accessor Funds and the conduct of the business of the Fund as contemplated by this Agreement, materially complies, and shall at all times materially comply, with the requirements imposed upon Accessor Funds by applicable law.

        18. Representations, Warranties and Agreements of Manager. Manager represents, warrants and agrees that:

                A. The Manager acts as an "investment adviser," as that term is defined in Section 2(a)(20) of the 1940 Act, pursuant to a Management Agreement with the Fund.


                B. The appointment of the Money Manager by the Manager to provide the investment services as contemplated hereby has been approved by the Board.

                C. The Manager is registered as an "investment adviser" under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

                D. The Manager has received and reviewed Money Manager's Form ADV, Part II, more than 48 hours prior to entering into this Agreement.

        19. Representations, Warranties and Agreements of Money Manager. The Money Manager represents, warrants and agrees that:

                A. The Money Manager is registered as an "investment adviser" under the Advisers Act; or it is a "bank" as defined in Section 202(a)(2) of the Advisers Act or an "insurance company" as defined in
        Section 202(a)(12) of the Advisers Act and is exempt from registration thereunder.

                B. The Money Manager will maintain, keep current and preserve on behalf of the Fund, the records required to be maintained pursuant to
        Section 3 of this Agreement and shall timely furnish to the Manager all information relating to the Money Manager's services under this Agreement needed by the Manager to keep the other books and records of the Fund required by the 1940 Act, and the Advisers Act, or any rule or regulation thereunder and Accessor Funds' policies and procedures (as may be amended in writing from time to time), in the manner required by such rule, regulation, policy or procedure. The Money Manager agrees that such records are the property of the Fund and copies will be surrendered to the Fund promptly upon request, provided that the Money Manager shall be permitted to maintain originals thereof (subject to the confidentiality provisions herein).

                C. The Money Manager will adopt or has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, will provide to the Fund a copy of the code of ethics and evidence of its adoption, and will make such reports to the Fund as required by Rule 17j-1 under the 1940 Act. The Money Manager has policies and procedures which it reasonably believes are sufficient to enable the Money Manager to detect and prevent the misuse of material, nonpublic information by the Money Manager or any person associated with the Money Manager, in compliance with the Insider Trading and Securities Fraud Enforcement Act of 1988.

D. The Money Manager will notify Accessor Funds of any changes in the general partner(s) of its partnership or in the case of a corporation in the ownership of more than five percent of its voting securities, within a reasonable time after such change.

E. The Money Manager understands that it may receive certain non-public information about clients of the Manager and Accessor Funds under
        Section 248.14 of Regulation S-P and understands and agrees that it will disclose that information only as permitted by Section 248.11 of Regulation S-P.

        20. Amendment. This Agreement may be amended at any time, but only by written agreement among the Money Manager, the Manager and the Fund, which amendment, must be approved by the Board in the manner required by the 1940 Act.

        21. Effective Date; Term. This Agreement shall become effective for the Fund on the effective date set forth on page 1 of this Agreement, and shall continue in effect until the termination date set forth on page 1 of this Agreement. Thereafter, the Agreement shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually (a) by a vote of a majority of the Board or (b) by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund for which the Money Manager acts as money manager, and in either case by a majority of the directors who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as directors of the Fund) cast in person at a meeting called for purposes of voting on the Agreement.

22. Termination. This Agreement may be terminated, without the payment of any penalty, by the Board, the Manager, the Money Manager or by the vote of a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Fund for which the Money Manager acts as money manager, upon 60 days' prior written notice to the other parties hereto. Any such termination shall not affect the status, obligations or liabilities of any party hereto to any of the other parties that accrued prior to such termination.

23. Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Washington. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

24. Notices. Any notice, advice, or report to be given pursuant to this Agreement shall be delivered or mailed:

                To the Manager at:           Accessor Capital Management LP
                                             1420 Fifth Avenue, Suite 3600
                                             Seattle, WA  98101
                                             Attention:  Christine Stansbery

                To Accessor Funds at:        Accessor Funds, Inc.
                                             1420 Fifth Avenue, Suite 3600
                                             Seattle, WA  98101
                                             Attention:  Christine Stansbery

                To the Money Manager at:     INTECH
                                             2401 PGA Boulevard, Suite 100
                                             Palm Beach Gardens, FL 33410

         25. Obligations of the Manager and the Account.

                  A. The Manager has provided to the Money Manger the information and documents listed on the attached Exhibit C. Throughout the term of this Agreement, the Manager shall continue to provide such information and documents to the Money Manager, including any amendments, updates or supplements to such information or documents, before or at the time the amendments, updates or supplements become effective. The Manager shall timely furnish the Money Manager with such additional information as may be reasonably necessary for or requested by the Money Manger to perform its responsibilities pursuant to this Agreement.

                  (b) If requested by the Money Manager, the Manager shall be responsible for setting up and maintaining brokerage accounts and other accounts the Money Manger deems advisable to allow for the purchase or sale of various forms of securities pursuant to this Agreement.


                  (d) The Manager hereby represents it is in compliance with all currently applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56.


         26. Expenses. The Manager, the Fund and the Account shall assume and pay their respective organizational, operational, and business expenses not specifically assumed or agreed to be paid by the Money Manager pursuant to this Agreement. The Money Manager shall pay its own organizational, operational, and business expenses but shall not be obligated to pay any expenses of the Manager, the Fund, or the Account, including without limitation: (a) interest and taxes and (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Portfolio. Any reimbursement of management fees required by any expense limitation provision and for Manager's liability arising out of a violation of Section 36(b) of the 1940 Act shall be the sole responsibility of the Manager.

         27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

1ACCESSOR FUNDS, INC.


BY:
   --------------------------------------------------
     Ravindra A. Deo
     Treasurer
DATE:
     ------------------------------------------------

ACCESSOR CAPITAL MANAGEMENT LP
By Accessor Capital Corporation
Its Managing General Partner


BY:
   --------------------------------------------------
     J. Anthony Whatley
     President
DATE:
     ------------------------------------------------

Accepted and agreed to:

Enhanced Investment Technologies, LLC

BY:
   --------------------------------------------------
     David E. Hurley
     Chief Operating Officer
DATE:
     ------------------------------------------------

EXHIBITS:
A. Fee Schedule.
B. Benchmark Index.
C. Information to be provided by the Manager.

                                    Exhibit A
                                Money manager fee
                              INTECH - GROWTH FUND

         The Money Manager shall be compensated for its services as shown in the description and schedule below. The Accessor Funds will be responsible for calculating and paying such fees. No fees shall be paid to Accessor Capital Management under this agreement.

         For the first four complete calendar quarters of management, Accessor Funds will pay the money manager at the annual fee rate of 0.20% ("Fund Management Fee") applied to the average daily net assets of the account from the inception of the relationship through the quarter for which the fee is being paid. The average net daily assets are determined by including receivables and deducting payables. The fees will be paid on a quarterly basis and will be paid approximately 6 weeks after the end of each calendar quarter.

         From the fifth through the thirteenth complete calendar quarter of investment management, Accessor Funds will pay the Money Manager a fee (the "Basis Point Fee") based on the investment performance of the account for all complete calendar quarters, ending with the quarter just ended. The Basis Point Fee rate will be based on the performance of the account less the performance of the benchmark index as described in the prospectus. The Basis Point Fee rate will be determined based on the schedule shown below. The performance of the account will be growth in assets expressed as a percentage on a daily basis and linked together. The performance will add back shareholder redemptions and subtract shareholder purchases and will NOT include expenses beyond the control of the money manager including, but not limited to, custody fees, fund accounting fees and transfer agency fees, but WILL include expenses within the control of the money manager such as brokerage commissions. Distributions will be assumed to be re-invested in the account for performance calculation purposes. The Basis Point Fee rate will be adjusted every quarter end based on the performance differential at the end of that quarter. The annualized Basis Point Fee rate will then be applied to the average daily net assets over the same period of time used to determine the performance differential (all complete calendar quarters). The Basis Point Fees will be paid on a quarterly basis and will be paid approximately 6 weeks after the end of each calendar quarter.

  Range of Excess                                   Basis Point
  Performance                                       Fee

  >= 350 Basis Points                                47 Basis Points
  >= 250 basis points and
      < 350 basis points                            35 Basis Points
  >= 150 basis points and
       < 250 basis points                           25 Basis Points
  >= 50 basis points and
       < 150 basis points                           15 Basis Points
  >=  -100 basis points and
       < 50 basis points                            10 Basis Points
  < -100 basis points                               0 Basis Points

         From the fourteenth complete calendar quarter of investment management onwards, only the previous twelve complete calendar quarters will be used to calculate the performance differential, the Basis Point Fee rate, and the average net assets to which those fees are applied.

        For purposes of calculating the performance of the benchmark index, Accessor Funds, the Manager and the Money Manager agree to accept the calculation provided by the publisher of the index or another mutually acceptable source. The investment record of the benchmark index for any period shall mean the sum of: (i) the change in the level of the index during such period; and (ii) the value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated to the end of such period; expressed as a percentage of the index level at the beginning of such period. For this purpose cash distributions on the securities which comprise the index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.

         Accessor Funds and Manager acknowledge that the use of a performance fee such as the Basis Point Fee may result in a higher degree of risk with respect to the Account than the use of base fees.

                                    EXHIBIT B

                                 BENCHMARK INDEX
                                   March 1, 2004

Fund                                             Index

Growth                                           S&P 500/BARRA Growth Index

                                    EXHIBIT C



Information and documentation provided by the Manager:

1.       A copy of the Accessor Funds' registration statement.

2. Copies of the Accessor Funds' prospectus and statement of additional information.

3. Copies of the Accessor Funds' organizational documents, Bylaws, and as applicable to the Account.

4. Notice of the Accessor Funds' custodian designated to hold assets in the Account.

5. A list of the countries approved by the Trustees in accordance with Rule 17f-5 in which Account assets may be maintained and a list of those countries available immediately.

6. Copies of financial statements or reports prepared for the Accessor Funds, including the Account, by certified or independent public accountants.

7. Copies of the Accessor Fund's liquidity procedures, cross-trade procedures, repurchase agreement procedures, 10f-3, 17a-7 and 17e-1 procedures and other procedures that may affect the duties of INTECH.

8.       An Internal Revenue Service Form W-9 completed by the Account.

9.       A Qualified Institutional Buyer Certification completed by the Account.

10.      A list of persons authorized to act on behalf of the Account.

11. Applicable Commodities Futures Trading Commission exemptions, notifications and/or related documentation.

12.      A list of established futures accounts, if any.